EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

March 16, 2017

AquaVenture Holdings Limited Announces Fourth Quarter and

Full Year 2016 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM (WAASTM) solutions, today reported financial results for the quarter and full year ended December 31, 2016.

2016 Highlights

For the three months ended December 31, 2016:

•	Total revenues of $29.8 million reflected a 13.0% increase over the prior year period, comprised of 15.3% and 10.8% increases in the Seven Seas Water and Quench segments, respectively.
•	Net loss of $7.5 million, compared to a net loss of $31.5 million for the comparable period of 2015.
o

Net loss in the current quarter reflected the impact of a  $6.1 million one-time IPO triggered compensation, $1.3 million of expenses related to the implementation of a new SaaS-based ERP system, a $1.6 million gain on an early extinguishment of debt and a $1.4 million gain on bargain purchase, net of deferred taxes, associated with the Peru acquisition.

o	Net loss in the prior year period reflected the impact of a $27.4 million goodwill impairment charge related to the Quench reporting unit.
•	Net loss per share was $(0.28) for the period from October 6, 2016 through December 31, 2016, the period following our corporate reorganization and initial public offering.
•	Adjusted EBITDA was $8.9 million compared to $7.2 million for the prior year quarter. Adjusted EBITDA Margin was 29.8%, an improvement of 250 basis points over 27.3% in the prior year quarter.
•	Cash collected on the design and construction contract acquired in our Peru acquisition was $1.4 million compared to $0 for the prior year quarter.

For the full year ended December 31, 2016:

•	Total revenues of $114.1 million reflected a 13.7% increase over the prior year, comprised of 17.7% and 10.1% increases in the Seven Seas Water and Quench segments, respectively.
•	Net loss of $20.5 million compared to a net loss of $41.8 million for 2015.

•	Adjusted EBITDA was $36.0 million compared to $27.3 million in the prior year. Adjusted EBITDA Margin was 31.5%, an improvement of 430 basis points over 27.2% in the prior year.
•	Cash collected on the design and construction contract acquired in our Peru acquisition was $1.4 million compared to $0 for the prior year.

“I am pleased with our operational and financial performance for the fourth quarter and full year 2016. We delivered strong results, while closing on our initial public offering and completing our first acquisition as a public company. Our results were driven by solid performance from both of our operating segments, Seven Seas Water and Quench, each of which reported year-over-year increases in revenue and Adjusted EBITDA, coupled with consolidated Adjusted EBITDA Margin expansion,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer. “We continue to take advantage of the strong unit economics of each operating platform,  by adding high-margin assets to our portfolio. The expansion of our operations through the Peru acquisition demonstrates our ability to increase production, efficiently deploy capital, and strengthen our financial performance. We expect to continue to gain scale by investing and growing both operating segments. As we move forward as a public company, we will continue to focus on executing our strategy for growth and profitability, which includes winning new customers, expanding existing customer relationships, pursuing strategic acquisitions and developing new market opportunities, to demonstrate the value of our Water-as-a-Service platform.”

Fourth Quarter and Full Year 2016 Financial and Operating Overview

For the quarter ended December 31, 2016, AquaVenture generated $29.8 million in revenues, an increase of $3.4 million and 13.0% over the prior year period revenues of $26.4 million, reflecting revenue growth of 15.3% and 10.8% in our Seven Seas Water and Quench segments, respectively. Gross margin increased 360 basis points to 48.7% for the quarter ended December 31, 2016 from  45.1% for the quarter ended December 31, 2015.

Total selling, general and administrative expenses increased $12.1 million to $24.9 million for the fourth quarter of 2016 from $12.8 million for the comparable period in 2015. The increase was primarily due to increases of $4.0 million in the Seven Seas Water segment and $8.1 million in the Quench segment compared to the prior year period. Of the $8.1 million increase at Quench, $6.1 million was due to the one-time IPO triggered cash bonuses, including payroll taxes, and $1.3 million related to the implementation of a new SaaS-based ERP system.

Other income for the current quarter included a $1.4 million gain on bargain purchase, net of deferred taxes, associated with the Peru acquisition and a $1.6 million gain on an early extinguishment of debt.

Net loss for the current quarter was $7.5 million compared to a net loss of $31.5 million in the prior year period.

Adjusted EBITDA increased to $8.9 million for the fourth quarter of 2016, up 23.5% from $7.2 million for the comparable period of 2015. Adjusted EBITDA Margin increased to 29.8%  for the fourth quarter of 2016 from 27.3%  during the comparable period of 2015, an improvement of 250 basis points. In addition, $1.4 million of cash was collected in the fourth quarter of 2016 on the design and construction contract acquired in the Peru acquisition, up from $0 for the comparable period of 2015.

Net cash provided by operating activities for the quarter ended December 31, 2016 increased to $1.7 million from $0.4 million for the comparable period of 2015. Capital expenditures and long-term contract expenditures were $3.5 million for the quarter ended December 31, 2016 compared to $4.7 million for the comparable period of 2015.

For the full year ended December 31, 2016, AquaVenture reported total revenues of $114.1 million, a $13.8 million, or 13.7%, increase compared to the prior year revenues of $100.3 million. Gross margin increased 230 basis points to 49.0%  for the year ended December 31, 2016 from 46.7% in the prior year. Total selling, general and administrative expenses increased $18.8 million to $68.2 million for the full year 2016 from $49.4 million for the comparable period in 2015. Net loss in 2016 was $20.5 million compared to a net loss of $41.8 million in the prior year period, which reflected the impact of a $27.4 million goodwill impairment charge related to the Quench reporting unit.

Adjusted EBITDA was $36.0 million for the year ended December 31, 2016, a 31.8% increase over Adjusted EBITDA of $27.3 million in the prior year period. Adjusted EBITDA Margin increased 430 basis points to 31.5% for the full year 2016 from 27.2% during 2015. In addition, $1.4 million of cash was collected in 2016 on the design and construction contract acquired in the Peru acquisition.

Cash and cash equivalents increased to $95.3 million as of December 31, 2016 from $17.8 million as of December 31, 2015, primarily driven by the receipt of $123.0 million net IPO proceeds in the fourth quarter of 2016, partially offset by $45.8 million of cash used for our Peru acquisition. Total debt increased to $143.7 million as of December 31, 2016 from $137.4 million as of December 31, 2015.

Net cash provided by operating activities for the year ended December 31, 2016 increased to $13.6 million from $9.6 million for the comparable period of 2015. Capital expenditures and long-term contract expenditures were $20.0 million for the year ended December 31, 2016 compared to $23.0 million for the comparable period of 2015.

Fourth Quarter and Full Year 2016 Segment Results

Seven Seas Water

Seven Seas Water generated $14.9 million in revenues for the three months ended December 31, 2016, an increase of $2.0 million, or 15.3%, compared to the comparable period of 2015. On an organic basis excluding revenues from our Peru acquisition, revenues increased $1.3 million, or 9.9%, compared to the comparable period in 2015. The organic increase was primarily due to:

•	Higher revenues at our BVI plant largely due to an increase in the average per unit price charged resulting from a contractual tariff adjustment; and
•

Revenue growth at our Trinidad plant due to an increase in volume of water delivered resulting from the plant expansion completed in 2016, net of a reduction in the average per unit price charged due to a lower charge on incremental water delivered in excess of certain thresholds.

Gross margin for the quarter ended December 31, 2016 improved 420 basis points to 42.4% compared to 38.2% in the prior year period.

Seven Seas Water selling, general and administrative expenses for the quarter ended December 31, 2016 increased $4.0 million, or 90.5%, to $8.5 million compared to $4.5 million in the comparable period of 2015. The increase was mainly due to:

•	Additional compensation and benefits expense resulting from an increase in discretionary compensation over the prior year and a reduction in labor costs allocated to capitalizable projects;
•	An increase in share-based compensation resulting from equity grants made during the fourth quarter of 2016;
•	Higher acquisition-related expenses in the current quarter due to the Peru acquisition; and
•	A general increase in insurance costs and professional fees in connection with operating as a publicly traded company.

Net income for our Seven Seas Water segment was $1.7 million for the quarter ended December 31, 2016, compared to a net loss of $2.3 million for the comparable period of 2015. Adjusted EBITDA of $5.2 million for the fourth quarter of 2016 was relatively flat compared to $5.1 million of Adjusted EBITDA for the fourth quarter of 2015. Adjusted EBITDA Margin decreased 420 basis points to 35.1% in the current quarter from 39.3% in the prior year period. In addition, $1.4 million of cash was collected in the 2016 period on the design and construction contract acquired in the Peru acquisition.

For the full year ended December 31, 2016, Seven Seas Water reported total revenues of $55.9 million, an $8.5 million, or 17.7%, increase compared to the prior year revenues of $47.4 million. Gross margin increased 480 basis points to 43.5% from 38.7% for the year ended December 31, 2016 and 2015, respectively. Total selling, general and administrative expenses increased $6.6 million to $23.8 million for the full year 2016 from $17.2 million for 2015. Net loss in 2016 was $3.7 million, compared to a net loss of $6.6 million in the prior year. Adjusted EBITDA was $22.9 million for the year ended December 31, 2016, a 26.0% increase over Adjusted EBITDA of $18.2 million in the prior year. Adjusted EBITDA Margin also increased 260 basis points to 41.0% for the full year 2016 from 38.4% during 2015. In addition, $1.4 million of cash was collected in 2016 on the design and construction contract acquired in the Peru acquisition.

Quench

Quench generated revenues of $14.9 million for the quarter ended December 31, 2016, an increase of $1.5 million, or 10.8%, compared to the comparable period of 2015. The increase in revenues included:

•	An increase in rental revenues of $1.3 million, or 11.2%, primarily due to additional units placed under new leases in excess of unit attrition; and
•	An increase in other revenues of $0.2 million, or 8.6%, driven primarily by an increase in the sales of coffee, consumables and equipment.

Gross margin for the quarter ended December 31, 2016 improved 320 basis points to 55.0% from 51.8% for the comparable period of 2015.

Quench selling, general and administrative expenses for the quarter ended December 31, 2016 increased $8.1 million to $16.4 million compared to the comparable period of 2015. The increase was primarily due to:

•	One-time IPO triggered compensation of $6.1 million in October 2016;
•	An increase related to the implementation of a new SaaS-based ERP system; and
•	An increase in share-based compensation resulting from equity grants made during the fourth quarter of 2016.

Quench reported a net loss of $9.3 million for the fourth quarter of 2016 compared to a net loss of $29.2 million in the fourth quarter of 2015, which reflected the impact of a $27.4 million goodwill impairment charge in the 2015 period. Adjusted EBITDA of $3.7 million for the fourth quarter of 2016 increased 72.2% from $2.1 million for the comparable period of 2015. Adjusted EBITDA Margin increased to 24.6% for the three months ended December 31, 2016 from 15.8% for the three months ended December 31, 2015, an improvement of 880 basis points.

For the full year ended December 31, 2016, Quench reported total revenues of $58.2 million, a $5.3 million, or 10.1%, increase compared to the prior year revenues of $52.9 million. Gross margin increased 50 basis points to 54.4% for the year ended December 31, 2016 from 53.9% in the prior year. Total selling, general and administrative expenses increased $12.1 million to $44.3 million for the full year 2016 from $32.2 million for 2015. Net loss in 2016 was $16.8 million,  compared to a net loss of $35.2 million in the prior year, which reflected the impact of a $27.4 million goodwill impairment charge. Adjusted EBITDA was $13.0 million for the year ended December 31, 2016, a 43.5% increase over Adjusted EBITDA of $9.1 million in the prior year. Adjusted EBITDA Margin increased to 22.4% for the full year 2016 from 17.2% during 2015, an improvement of 520 basis points.

2017 Outlook

For the full year 2017, the Company currently expects to achieve the following financial results:

•	Revenues between $127 million and $132 million, of which approximately 8% is expected to be inorganic (including the operations in Peru);
•	Adjusted EBITDA between $37 and $41 million;
•	Cash collected on the design and construction contract acquired in our Peru acquisition is projected to be $8.1 million annually (approximately $2 million per quarter); and
•	Revenues and Adjusted EBITDA increases are expected to include growth from both organic and inorganic components, with the inorganic increases weighted more heavily towards the second half of 2017.

The above statements are based on current targets. These statements are forward-looking, and actual results may differ materially.

We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing approximately 8 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Thursday,  March 16, 2017 at 5:00 p.m. EST. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through March 23, 2017 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13656756. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus: its forecast of full-year 2017 financial results; its ability to improve plant performance and profitability; and the impacts on operating results of the timing, size and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$95,334	$17,802
Restricted cash	166	930
Trade receivables, net of allowances of $1,166 and $635, respectively	15,473	15,320
Inventory	6,246	4,814
Prepaid expenses and other current assets	6,401	6,147
Total current assets	123,620	45,013
Property, plant and equipment, net	116,092	112,488
Construction in progress	9,398	13,005
Long-term contract costs	87,512	91,700
Restricted cash	5,895	6,294
Other assets	44,311	2,021
Deferred tax asset	515	985
Intangible assets, net	51,330	56,127
Goodwill	98,023	98,023
Total assets	$536,696	$425,656
LIABILITIES AND SHAREHOLDERS'/MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$3,880	$5,608
Accrued liabilities	13,075	11,721
Current portion of long-term debt	27,963	19,347
Deferred revenue	2,820	2,718
Total current liabilities	47,738	39,394
Long-term debt	115,753	118,013
Deferred tax liability	2,874	1,514
Other long-term liabilities	2,825	1,575
Total liabilities	169,190	160,496
Commitments and contingencies
Shareholders'/Members’ Equity
Ordinary shares, no par value, 250,000 and 0 shares authorized; 26,388 and 0 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	—	—
Members' equity	—	428,874
Additional paid-in capital	558,141	6,449
Accumulated deficit	(190,635)	(170,163)
Total shareholders'/members’ equity	367,506	265,160
Total liabilities and shareholders'/members’ equity	$536,696	$425,656

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	Year Ended December 31,
	2016	2015	2014

Revenues:
Bulk water	$55,861	$47,444	$38,989
Rental	48,699	44,654	23,995
Other	9,540	8,237	4,143
Total revenues	114,100	100,335	67,127
Cost of revenues:
Bulk water	31,557	29,090	21,037
Rental	21,437	20,210	10,984
Other	5,142	4,190	2,091
Total cost of revenues	58,136	53,490	34,112
Gross profit	55,964	46,845	33,015
Selling, general and administrative expenses	68,159	49,437	31,653
Goodwill impairment	—	27,353	—
(Loss) income from operations	(12,195)	(29,945)	1,362
Other expense:
Gain on bargain purchase	1,429	—	—
Interest expense	(11,224)	(8,512)	(5,155)
Interest income	674	5	7
Other income (expense)	1,299	(364)	(325)
Loss before income tax expense	(20,017)	(38,816)	(4,111)
Income tax expense (benefit)	455	2,973	(1,984)
Net loss	$(20,472)	$(41,789)	$(2,127)

Loss per share – basic and diluted	$(0.28)

Weighted-average shares outstanding – basic and diluted	25,784

1 Represents loss per share and weighted-average shares outstanding for the period from October 6, 2016 through December 31, 2016, the period following the corporate reorganization and IPO.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(20,472)	$(41,789)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,116	24,142
Adjustment to asset retirement obligation	11	36
Share-based compensation expense	4,015	3,311
Provision for bad debts	1,044	552
Deferred income tax provision	254	2,703
Inventory adjustment	(23)	176
Gain on extinguishment of debt	(1,610)	—
Gain on bargain purchase, net of deferred taxes	(1,429)	—
Loss on disposal of assets	1,246	822
Amortization of debt financing fees	816	674
Adjustment to acquisition contingent consideration	(51)	(8)
Accretion of debt	333	259
Goodwill impairment	—	27,353
Other	(13)	(23)
Change in operating assets and liabilities:
Trade receivables	(681)	(3,640)
Inventory	(450)	(568)
Prepaid expenses and other current assets	270	(3,718)
Other assets	(2,283)	(1,928)
Current liabilities	1,325	622
Long-term liabilities	1,139	630
Net cash provided by operating activities	13,557	9,606
Cash flows from investing activities:
Capital expenditures	(18,086)	(21,350)
Long-term contract expenditures	(1,933)	(1,611)
Net cash paid for businesses acquired	(45,875)	(43,696)
Cash collections on long-term note receivable	717	—
Change in restricted cash	80	—
Sale of residential division	—	—
Other	4	9
Net cash used in investing activities	(65,093)	(66,648)
Cash flows from financing activities:
Proceeds from long-term debt	23,675	20,000
Payments of long-term debt	(17,517)	(12,617)
Payment of debt financing fees	(340)	(775)
Proceeds from stock subscription receivable	—	—
Change in restricted cash	1,082	—
Payment of acquisition contingent consideration	(864)	(932)
Proceeds from exercise of stock options	2	43
Proceeds from issuance of Class B shares	—	31,626
Proceeds from issuance of Ordinary shares in IPO, net of issuance costs	123,030	—
Net cash provided by financing activities	129,068	37,345
Change in cash and cash equivalents	77,532	(19,697)
Cash and cash equivalents at beginning of period	17,802	37,499
Cash and cash equivalents at end of period	$95,334	$17,802

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	For the Quarter Ended December 31, 2016
	Seven Seas Water	Quench	Consolidated
Revenues:
Bulk water	$14,910	$—	$14,910
Rental	—	12,546	12,546
Other	—	2,393	2,393
Total revenues	14,910	14,939	29,849
Cost of revenues:
Bulk water	8,581	—	8,581
Rental	—	5448	5,448
Other	—	1,279	1,279
Total cost of revenues	8,581	6,727	15,308
Gross profit	6,329	8,212	14,541
Selling, general and administrative expenses	8,477	16,418	24,895
Loss from operations	(2,148)	(8,206)	(10,354)
Other income (expense):
Gain on bargain purchase	1,429	—	1,429
Interest expense, net	(1,239)	(1,080)	(2,319)
Other income	1,520	—	1,520
Loss before income tax expense	(438)	(9,286)	(9,724)
Income tax benefit	(2,178)	—	(2,178)
Net income (loss)	$1,740	$(9,286)	$(7,546)

	For the Quarter Ended December 31, 2015
	Seven Seas Water	Quench	Consolidated
Revenues:
Bulk water	$12,929	$—	$12,929
Rental	—	11,278	11,278
Other	—	2,203	2,203
Total revenues	12,929	13,481	26,410
Cost of revenues:
Bulk water	7,995	—	7,995
Rental	—	5,385	5,385
Other	—	1,115	1,115
Total cost of revenues	7,995	6,500	14,495
Gross profit	4,934	6,981	11,915
Selling, general and administrative expenses	4,450	8,360	12,810
Goodwill impairment	—	27,353	27,353
Income (loss) from operations	484	(28,732)	(28,248)
Other expense:
Interest expense, net	(1,499)	(1,029)	(2,528)
Other expense	(136)	—	(136)
Loss before income tax expense	(1,151)	(29,761)	(30,912)
Income tax expense (benefit)	1,162	(531)	631
Net loss	$(2,313)	$(29,230)	$(31,543)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	For the Year Ended December 31, 2016
	Seven Seas Water	Quench	Consolidated
Revenues:
Bulk water	$55,861	$—	$55,861
Rental	—	48,699	48,699
Other	—	9,540	9,540
Total revenues	55,861	58,239	114,100
Cost of revenues:
Bulk water	31,557	—	31,557
Rental	—	21,437	21,437
Other	—	5,142	5,142
Total cost of revenues	31,557	26,579	58,136
Gross profit	24,304	31,660	55,964
Selling, general and administrative expenses	23,825	44,334	68,159
Income (loss) from operations	479	(12,674)	(12,195)
Other income (expense):
Gain on bargain purchase	1,429	—	1,429
Interest expense, net	(6,405)	(4,145)	(10,550)
Other income	1,299	—	1,299
Loss before income tax expense	(3,198)	(16,819)	(20,017)
Income tax expense	455	—	455
Net loss	$(3,653)	$(16,819)	$(20,472)

	For the Year Ended December 31, 2015
	Seven Seas Water	Quench	Consolidated
Revenues:
Bulk water	$47,444	$—	$47,444
Rental	—	44,654	44,654
Other	—	8,237	8,237
Total revenues	47,444	52,891	100,335
Cost of revenues:
Bulk water	29,090	—	29,090
Rental	—	20,210	20,210
Other	—	4,190	4,190
Total cost of revenues	29,090	24,400	53,490
Gross profit	18,354	28,491	46,845
Selling, general and administrative expenses	17,190	32,247	49,437
Goodwill impairment	—	27,353	27,353
Income (loss) from operations	1,164	(31,109)	(29,945)
Other income (expense):
Interest expense, net	(4,385)	(4,122)	(8,507)
Other expense	(364)	—	(364)
Loss before income tax expense	(3,585)	(35,231)	(38,816)
Income tax expense	2,973	—	2,973
Net loss	$(6,558)	$(35,231)	$(41,789)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

Management uses key metrics, including non-GAAP measures as well as other important financial information, for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives. The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance. In addition, the Company has historically provided this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense, gain or loss on disposal of assets, acquisition‑related expenses, goodwill impairment charges, changes in deferred revenue related to our bulk water business, enterprise resource planning (“ERP”) system implementation charges for a software‑as‑a‑service (“SAAS”) solution, initial public offering costs, gains (losses) on extinguishment of debt, IPO triggered compensation, gains on bargain purchases and certain adjustments recorded in connection with purchase accounting for acquisitions.

Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods as a result of the timing of acquisitions or restructurings.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

Cash Collected on Design and Construction Contract

Pursuant to our Peru acquisition, we acquired the rights to a design and construction contract that includes monthly installment payments for the construction of the related desalination plant and related infrastructure. These payments are accounted for as a note receivable as a result of the structure of the contractual arrangement, which differs from existing contracts in our Seven Seas Water business. Cash collected on the design and construction contract include both principal and interest payments received during the period, none of which are included in Adjusted EBITDA.

Key metrics, including a reconciliation of our GAAP net income (loss) to Adjusted EBITDA,  for the quarters presented are shown below (in thousands):

	For the Quarter Ended December 31, 2016
	Seven Seas Water	Quench	Consolidated
Net income (loss)	$1,740	$(9,286)	$(7,546)
Depreciation and amortization	4,272	3,381	7,653
Interest expense, net	1,239	1,080	2,319
Income tax benefit	(2,178)	—	(2,178)
Share-based compensation expense	1,730	830	2,560
Loss on disposal of assets	1	306	307
Acquisition-related expenses	1,182	—	1,182
Gain on bargain purchase, net of deferred taxes	(1,429)	—	(1,429)
Changes in deferred revenue related to our bulk water business	285	—	285
ERP implementation charges for a SAAS solution	—	1,272	1,272
IPO triggered compensation	—	6,087	6,087
Gain on debt extinguishment	(1,610)	—	(1,610)
Adjusted EBITDA	$5,232	$3,670	$8,902

Adjusted EBITDA Margin	35.1%	24.6%	29.8%

Cash collected on design and construction contract	$1,351	$—	$1,351

	For the Quarter Ended December 31, 2015
	Seven Seas Water	Quench	Consolidated
Net loss	$(2,313)	$(29,230)	$(31,543)
Depreciation and amortization	3,866	2,828	6,694
Interest expense, net	1,499	1,029	2,528
Income tax expense (benefit)	1,162	(531)	631
Share-based compensation expense	486	343	829
Loss on disposal of assets	6	339	345
Acquisition-related expenses	87	—	87
Goodwill impairment	—	27,353	27,353
Changes in deferred revenue related to our bulk water business	285	—	285
Adjusted EBITDA	$5,078	$2,131	$7,209

Adjusted EBITDA Margin	39.3%	15.8%	27.3%

Cash collected on design and construction contract	$—	$—	$—

Key metrics, including a reconciliation of our GAAP net loss to Adjusted EBITDA, for the years presented are shown below (in thousands):

	For the Year Ended December 31, 2016
	Seven Seas Water	Quench	Consolidated
Net loss	$(3,653)	$(16,819)	$(20,472)
Depreciation and amortization	16,543	13,573	30,116
Interest expense, net	6,405	4,145	10,550
Income tax expense	455	—	455
Share-based compensation expense	2,584	1,431	4,015
Loss on disposal of assets	7	1,239	1,246
Acquisition-related expenses	2,117	—	2,117
Initial public offering costs	367	—	367
Gain on bargain purchase, net of deferred taxes	(1,429)	—	(1,429)
Changes in deferred revenue related to our bulk water business	1,140	—	1,140
ERP implementation charges for a SAAS solution	—	3,381	3,381
IPO triggered compensation	—	6,087	6,087
Gain on debt extinguishment	(1,610)	—	(1,610)
Adjusted EBITDA	$22,926	$13,037	$35,963

Adjusted EBITDA Margin	41.0%	22.4%	31.5%

Cash collected on design and construction contract	$1,351	$—	$1,351

	For the Year Ended December 31, 2015
	Seven Seas Water	Quench	Consolidated
Net loss	$(6,558)	$(35,231)	$(41,789)
Depreciation and amortization	13,499	10,643	24,142
Interest expense, net	4,385	4,122	8,507
Income tax expense (benefit)	2,973	—	2,973
Share-based compensation expense	1,933	1,378	3,311
Loss on disposal of assets	12	810	822
Acquisition-related expenses	1,328	7	1,335
Goodwill impairment	—	27,353	27,353
Changes in deferred revenue related to our bulk water business	630	—	630
Adjusted EBITDA	$18,202	$9,082	$27,284

Adjusted EBITDA Margin	38.4%	17.2%	27.2%

Cash collected on design and construction contract	$—	$—	$—